Exhibit 99.2

SUNRISE PIPELINE, LLC

SUNRISE PIPELINE, LLC

UNAUDITED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31,

2013
(Thousands)
Revenues:
Interest income from capital lease	$4,450

Operating expenses:
Selling, general and administrative	15
Operating income	4,435
Other income, net	8
Income before income taxes	4,443
Income tax expense	1,733
Net income	$2,710

SUNRISE PIPELINE, LLC

UNAUDITED STATEMENTS OF PARENT NET EQUITY

THREE MONTHS ENDED MARCH 31, 2013 and 2012

(Thousands)
Balance at January 1, 2012	$100
Net income	—
Balance at March 31, 2012	$100

Balance at January 1, 2013	$197,773
Net income	2,710
Balance at March 31, 2013	$200,483

The accompanying notes are an integral part of these financial statements.

SUNRISE PIPELINE, LLC

UNAUDITED STATEMENT OF CASH FLOWS
THREE MONTHS ENDED MARCH 31,

2013
(Thousands)
Cash flows from operating activities:
Net income	$2,710
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(507)
Changes in other assets and liabilities:
Due to/ from related party	10,985
Accounts payable	(948)
Other	26
Net cash provided by operating activities	12,266

Cash flows from investing activities:
Capital expenditures	(1,588)
Collections on lease receivable	2,165
Net cash provided by investing activities	577

Net increase in cash and cash equivalents	12,843
Cash and cash equivalents at beginning of period	28,091
Cash and cash equivalents at end of period	$40,934

Non-cash activity during the period for:
Lease of Sunrise Pipeline under capital lease	$1,588

The accompanying notes are an integral part of these financial statements.

SUNRISE PIPELINE, LLC

BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(Unaudited)
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$40,934	$28,091
Lease receivable — current	10,107	9,537
Due from related party	—	8,244
Total current assets	51,041	45,872

Regulatory assets	579	583
Lease receivable	208,823	209,997
Total assets	$260,443	$256,452

LIABILITIES AND PARENT NET EQUITY

Current liabilities:
Accounts payable	$14,732	$15,680
Due to related party	2,741	—
Total current liabilities	17,473	15,680

Deferred income taxes	40,567	41,079
Unrecognized tax benefits	1,920	1,920
Total liabilities	59,960	58,679

Parent net equity	200,483	197,773
Total liabilities and parent net equity	$260,443	$256,452

The accompanying notes are an integral part of these financial statements.

SUNRISE PIPELINE, LLC

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.             Financial Statements

Sunrise Pipeline, LLC (Sunrise or the Company) was formed as a Delaware limited liability company on October 13, 2011, by its sole member EQT Investments Holdings, LLC (EQT Investments), a subsidiary of EQT Corporation (EQT).

The accompanying unaudited financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information.  Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.  In the opinion of management, these statements include all adjustments (consisting of only normal recurring accruals, unless otherwise disclosed) necessary for a fair presentation of the financial position of the Company as of March 31, 2013 and December 31, 2012, the results of its operations for the three months ended March 31, 2013 and its cash flows for the three months ended March 31, 2013. Other than a capital contribution receivable in 2011 from EQT Investments, there was no activity in the Company until June 2012.  Therefore, there are no comparative statements for the Company’s statement of operations or statement of cash flows for the three months ended March 31, 2012.

For further information, refer to the historical audited financial statements and footnotes.

2.         Related-Party Transactions

In the ordinary course of business, the Company has transactions with affiliated companies.

As further discussed in Note 3, the lease receivable represents amounts due from Equitrans, LP (Equitrans), a wholly-owned subsidiary of EQT Midstream Partners, LP, for the lease of the Sunrise Pipeline. This lease generated all of the Company’s interest income from capital lease for the three months ended March 31, 2013.

As further discussed in Note 4, the Company settles all tax obligations with EQT. Therefore, the income tax payable at March 31, 2013 was included in Due to related party on the Company’s balance sheet.

The Company’s sole business is owning and leasing the Sunrise Pipeline to Equitrans. The personnel who operate the pipeline, which is leased by Equitrans, are employees of EQT. As the operator of the pipeline, Equitrans is allocated a portion of the payroll and benefit costs associated with employees as well as indirect operating and maintenance costs and selling, general and administrative costs incurred by EQT. In accordance with the lease agreement, these costs reduce Equitrans’ lease payments to the Company.

3.         Lease Receivable

On June 18, 2012, Equitrans transferred ownership of the Sunrise Pipeline, which was under construction at the time, to EQT. EQT then contributed the Sunrise Pipeline assets to Sunrise. Concurrent with the transfer, Equitrans entered into a lease with Sunrise for the lease of the Sunrise Pipeline. Under the lease, Equitrans operates the pipeline as part of its transmission and storage system under the rates, terms and conditions of its Federal Energy Regulatory Commission (FERC)-approved tariff. While the lease agreement was effective June 18, 2012, no lease payments were due pursuant to this lease agreement until after the Sunrise Pipeline was placed into service on July 28, 2012. The lease payment due each month following the in-service date is the lesser of the following alternatives: (1) a revenue-based payment reflecting the revenues generated by the operation of the Sunrise Pipeline minus the actual costs of operating the Sunrise Pipeline and (2) a payment based on depreciation expense and pre-tax return on invested capital for the Sunrise Pipeline. As a result, the payments made under the Sunrise Pipeline lease are variable. The lease payments related to 2013 were all calculated under the first alternative.

Management determined that the Sunrise Pipeline lease was a capital lease as the present value of the estimated future minimum lease payments exceeded the fair value of the leased property. Additional closeout construction costs of approximately $2 million were incurred during the first quarter of 2013, which increased the fair value of the leased property. Completion of the pipeline closeout construction is anticipated to continue into 2013. Once closeout construction is complete, management will finalize the estimate of the fair value of the asset and will revise the

SUNRISE PIPELINE, LLC

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

estimates of the lease receivable and unearned income as necessary.  Currently, management expects that the fair value of the asset will be approximately $225 million once closeout construction is complete.

4.             Income Taxes

The Company estimates an annual effective income tax rate based on projected results for the year and applies this rate to income before taxes to calculate income tax expense. Any refinements made due to subsequent information that affects the estimated annual effective income tax rate are reflected as adjustments in the current period.

Current federal tax obligations of all subsidiary companies are settled with EQT. The consolidated federal income tax is allocated among the group’s members on a separate return basis with tax credits allocated to the members generating the credits.

The estimated effective income tax rate as of March 31, 2013 was 39.0%. The Company currently estimates the 2013 annual effective income tax rate to be approximately 39.6%. The annual effective tax rate was higher than the federal statutory rate primarily as a result of state income taxes. The difference between the annual effective tax rate projected for 2013 and the effective tax rate for the three months ending March 31, 2013 was related to an update to the Company’s estimate of the future impact of a statutory state rate change recorded as a discrete item in the first quarter. The 2012 annual effective income tax rate was 50.5%. The projected 2013 rate was lower than 2012 primarily as a result of the unrecognized tax benefit in 2012 attributable to a state tax planning position.

The following table reconciles the beginning and ending amount of reserve for uncertain tax positions (excluding interest and penalties):

	March 31, 2013	December 31, 2012
	(Thousands)
Balance at beginning of period	$1,920	$—
Additions based on tax positions related to current year	—	1,920
Additions for tax positions of prior years	—	—
Settlements	—	—
Reductions for tax positions of prior years	—	—
Lapse of statute of limitations	—	—
Balance at end of period	$1,920	$1,920

The total amount of unrecognized tax benefits (excluding interest and penalties) that, if recognized, would affect the effective tax rate was $1.2 million as of March 31, 2013 and December 31, 2012.

As of March 31, 2013, it was reasonably possible that the total amount of unrecognized tax benefits could decrease by up to $1.9 million within the next 12 months due to potential settlements with taxing authorities, legal or administrative guidance by relevant taxing authorities or the lapse of applicable statutes of limitation.

There were no material changes to the Company’s methodology for unrecognized tax benefits during 2013.  The unrecognized tax benefit balance recorded during 2012 was attributable to a state tax planning position that impacts the Company’s state deferred taxes.

The IRS has completed its audit of EQT Corporation and Subsidiaries’ federal income tax filings through 2009.  In April 2013, the IRS began their examination of the 2010 and 2011 tax years.  EQT also is the subject of various state income tax examinations.

5.         Subsequent Events

Subsequent events have been evaluated through July 15, 2013, the date the financial statements were available to be issued.

On July 15, 2013, Sunrise entered into an Agreement and Plan of Merger (Merger Agreement) dated July 15, 2013 pursuant to which EQT Midstream Partners, LP (the Partnership) agreed to acquire the Sunrise Pipeline operations from EQT for consideration consisting of approximately $507.5 million cash and $32.5 million of Partnership common and general partner units in a transaction involving the merger of Sunrise into Equitrans. The transaction, which is subject to customary closing conditions, is expected to close in July. All of the parties to the Merger Agreement are subsidiaries or affiliates of EQT.